                 PURCHASE AGREEMENT OF GERMAN GMBH SHARE CAPITAL

         THIS AGREEMENT, dated December 16, 1996 (the "Signing Date"), is among Heinz-Joachim Wilke ("Wilke"), Dr. Peter Hess, Trustee for Wilke ("Hess"), Werner Klink ("Klink") (Wilke, Hess, and Klink are sometimes collectively referred to as the "Shareholders" or individually as a "Shareholder"), Ruth Klink, Maximilian Klink, Caroline Klink, Doris Wilke (Ruth Klink, Maximilian Klink, Caroline Klink, and Doris Wilke are collectively referred to as the "Family Members"), and Ultrak, Inc., a Delaware corporation ("Ultrak"), and Ultrak Holdings Limited, a United Kingdom company and wholly-owned subsidiary of Ultrak ("Holdings").

         Recital. The Shareholders and the Family Members desire to sell all of the outstanding share capital (the "Share Capital") of VideV GmbH, a German private company ("VideV"), to Holdings in accordance with this Agreement and Ultrak desires that Holdings acquire all of the Share Capital (the "Acquisition").

         NOW, THEREFORE, in consideration of the foregoing and the terms of this Agreement, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

                          ARTICLE I:  THE ACQUISITION

       1.01. The Purchase. Subject to the terms hereof, the Shareholders and the Family Members shall sell and deliver to Holdings, and Holdings agrees to purchase from the Shareholders and the Family Members, the Share Capital of VideV set forth below opposite each Shareholder or Family Member's name:

                 Name               Share Capital   Percentage of Share Capital
                 ----               -------------   ---------------------------
                 Wilke                   96,000                 24%
                 Doris Wilke             96,000                 24%
                 Hess                     8,000                  2%
                 Klink                   96,000                 24%
                 Ruth Klink              96,000                 24%
                 Maximilian Klink         4,000                  1%
                 Caroline Klink           4,000                  1%
                 --------------         -------              ------
                 Total                  400,000                100%

       1.02. Purchase Price. The purchase price to be paid for the Share Capital shall be the aggregate of the following:

                 (a) Four Million Deutsche Marks (DM 4,000,000) ("Initial Payment") payable by certified check or wire transfer duly received at the Closing (as hereinafter defined) to each Shareholder in the amount set forth below opposite each Shareholders' name:

                 Name                  Amount
                 ----                  ------
                 Wilke                DM 1,344,000
                 Hess                    DM 56,000
                 Klink                DM 2,600,000
                                      ------------

                 Total                DM 4,000,000

                 (b) An amount ("Final Payment") equal to the Net Value (as hereinafter defined) of VideV as of the end of the Earnout Period (as hereinafter defined) less the Initial Payment. The Final Payment will be paid one-half in cash and one-half in unregistered shares of Common Stock, $0.01 par value per share, of Ultrak ("Ultrak Stock"). For purposes of this Section 1.02(b), the value of Ultrak Stock will be the average closing price for the final twenty (20) trading days on the NASDAQ National Market System ending on the last business day of the Earnout Period and such average closing price shall be converted to Deutsche Marks using the United States Dollar to Deutsche Mark conversion rate on the last business day of the Earnout Period. The "Net Value" is the product of (i) the earnings of Videv after all expenses other than income taxes for the fiscal year ending December 31, 1997 (the "Earnout Period") times (ii) six (6). The Net Value will be calculated in accordance with United States generally accepted accounting principles ("GAAP") and shall not include any costs or expenses of VideV related to the Acquisition. Notwithstanding anything to the contrary in this Agreement or in any other agreement, the minimum amount of the Final Payment shall not be less than Two Million Deutsche Marks (DM 2,000,000) and no more than Four Million Deutsche Marks (DM 4,000,000). The Net Value of VideV for the Earnout Period shall be conclusively determined by Grant Thornton LLP and shall be binding on Ultrak, VideV, and each Shareholder. The Final Payment shall be payable (or in the case of the shares of Ultrak Stock issuable to Wilke) within thirty (30) days of the completion of the audit of VideV (which audit shall be completed no later than March 31, 1998) as follows as to the minimum amount (and any amount payable in excess of the minimum amount will be payable in the same pro rata percentages):

                                                            Shares of
                 Name                      Cash            Ultrak Stock
                 ----                      -----           ------------
                 Wilke                     536,000           1,000,000
                 Hess                       64,000                   0
                 Klink                     400,000                   0
                                           -------       -------------

                 Total                DM 1,000,000        DM 1,000,000

       1.03. Line of Credit. At the Closing, Ultrak shall extend a line of credit to VideV in the maximum amount of Five Million Deutsche Marks (DM 5,000,000) pursuant to the Promissory Note in the form of Exhibit 1.03 ("Line of Credit").

       1.04. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time, at Dusseldorf, Germany on December 16, 1996 ("Closing Date"), or on such other date and at such other place as the parties may agree, but no later than December 31, 1996 (the "Termination Date") unless further extended by written agreement of the parties. To the fullest extent possible, the effective date of the Acquisition for accounting purposes and the effective date of the transfer of control of VideV to Holdings will be December 31, 1996.

       1.05. Closing Documents. At the Closing, each party shall execute and deliver each agreement and instrument required by this Agreement and such other appropriate documents as any party reasonably requests as necessary to consummate the transactions contemplated hereby, including but not limited to, execution of a notarial transfer of title deed before an acting notary pursuant to the form attached as Exhibit 1.05.

        ARTICLE II:  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder jointly and severally represents and warrants to Ultrak and Holdings that the following are true and correct as of the Signing Date and will be true and correct as of the Closing Date. For purposes of this
Article II, the term "VideV" shall also include VideV Systems Gmbh ("VideV Systems") and the term "Share Capital" shall also include all of the Share Capital of VideV Systems.

       2.01. Organization; Subsidiaries; Records. VideV is a private company, duly organized, and validly existing under the laws of Germany, has the corporate power and authority to own or hold under lease its assets and to carry on its business. Except for VideV Systems, VideV does not own (nor has it ever owned) the capital stock of any corporation, nor does it have (nor has it ever had) an interest in any other entity. True, correct, and complete copies of the Articles of Association and all amendments thereto of VideV have been delivered to Ultrak and no further amendments are pending for registration. The minute books of VideV are complete and accurate.

       2.02. Binding Effect; No Violation; No Consent. This Agreement constitutes a valid and binding agreement of each Shareholder, enforceable against him in accordance with its terms. Neither the execution and delivery of this Agreement by each Shareholder nor the consummation of the transactions contemplated hereby will (a) with the lapse of time, the giving of notice, or both, violate or conflict with any document to which a Shareholder and/or VideV is a party or is bound, or result in the creation of any lien, charge, or encumbrance upon any VideV asset or the Share Capital; (b) violate or conflict with any law, regulation, permit, authorization, franchise, license, judgment, order, writ, injunction, or decree of any court or governmental authority; or
(c) materially and adversely effect the condition (financial or otherwise), business, or operations of VideV (a "Material Adverse Effect"). Other than as set forth on Schedule 2.02, no authorization, consent, or approval of, or filing with, any governmental authority is necessary for the consummation by the Shareholders of the transactions contemplated hereby.

       2.03. Capitalization. The Share Capital of VideV consists solely of DM 400,000, which is fully and properly paid, validly issued, and nonassessable, and no direct or indirect repayment of funds contributed to the Share Capital have been made. The Share Capital of VideV Systems consists solely of DM 100,000, which is fully and properly paid, validly issued, and nonassessable, and no direct or indirect repayment of funds contributed to the Share Capital have been made. There are no preemptive rights, outstanding subscriptions, options, warrants, or other commitments obligating (a) VideV to issue any Share Capital or (b) a Shareholder to transfer any Share Capital. Each Shareholder is the record and beneficial owner of his respective Share Capital, free and clear of all liens, liabilities, proxies, claims, and encumbrances. As of the Closing Date, the transfer by notarized deed of the certificates representing the Share Capital will transfer to Holdings good and indefeasible title to the Share Capital. Upon consummation of the Acquisition, Holdings will be the sole shareholder of VideV and VideV will be the sole shareholder of VideV Systems.

       2.04.    Financial Statements.    The financial statements of VideV
attached as Schedule 2.04 (the "Financial Statements") (a) have each been certified by Gullug & Elbert, registered auditor, whose report is attached thereto; (b) have been prepared in accordance with the books and records of VideV and are correct, complete, and maintained on a consistent basis; (c) correctly reflect VideV's income, expenses, assets, and liabilities; (d) are complete and accurate; and (e) present fairly the financial position and the results of operations of VideV for the periods covered thereby, in accordance with German GAAP consistently applied, except (i) normally recurring year-end adjustments and (ii) the absence of notes required by GAAP. No distribution, payment, or dividend has been declared, paid, or distributed with respect to any Share Capital of VideV. The Financial Statements reflect all material liabilities or obligations of VideV, accrued, contingent, or otherwise, other than liabilities and obligations incurred in the ordinary course of business of VideV since October 1, 1996 and all reserves shown therein are sufficient to provide for the losses contemplated thereby. Except as set forth in the Financial Statements or on Schedule 2.04, VideV has no other liabilities and obligations and each Shareholder does not know of any basis for the assertion of any other claims, liabilities, or obligations that would have a Material Adverse Effect.

       2.05. Laws. To the best knowledge of the Shareholders, VideV has complied with all laws, rules, regulations, and ordinances (collectively, "Laws") applicable to it or its business, and has received no notice of any alleged violation of any Law. Set forth on Schedule 2.05 is a list of all licenses, franchises, permits, and governmental authorizations of VideV (collectively, "Permits"). In connection with any real property owned, used, or leased by VideV ("Real Property"), neither VideV nor the Shareholders have
(a) placed any asbestos-containing thermal insulation or building products or PCB-containing products ("Hazardous Products") on the Real Property; (b) any knowledge that any owner, prior lessee, or user has placed any Hazardous Products on the Real Property; (c) installed or maintained any active or inactive hazardous waste receptacles on the Real Property; (d) knowledge that any active or inactive hazardous waste receptacles have ever been on the Real Property; (e) unperformed environmental obligations; or (f) knowledge of any hazardous or solid waste or hazardous materials, or spills, discharges, or other releases of hazardous substances on or from the Real Property.

       2.06. Taxes. Except as set forth on Schedule 2.06, VideV has duly and timely filed all tax returns and reports required to be filed, and has paid or established adequate reserves for all taxes (including penalties and interest) which have, or will for current periods, become due. The income tax returns or reports fairly reflect the taxable income and taxes of VideV for the periods covered thereby. VideV has (a) to the best knowledge of each Shareholder, not violated any tax

Law; (b) no waivers or agreements for the extension of time for the assessment of any tax; and (c) no tax audit pending or, to the best knowledge of each Shareholder, threatened. VideV has withheld or collected all monies due for income, social security, unemployment insurance, sales, excise, and use taxes, and the portion of any such taxes to be paid by VideV to governmental agencies, has been paid to each such agency or set aside for payment in the manner required by applicable Law.

       2.07. Absence of Certain Changes. Except as set forth on Schedule 2.07, since October 1, 1996, VideV has not (a) suffered damage to or loss of any material assets; (b) contracted for or paid any single capital expenditure or total capital expenditures in excess of US$10,000 and US$50,000, respectively; (c) created or allowed a lien, claim, or encumbrance on any of its assets; (d) acquired or disposed of any material assets, except in the ordinary course of business; (e) incurred, assumed, or guaranteed any indebtedness; (f) forgiven, cancelled, released, or otherwise waived any rights or claims; (g) entered into any modification or amendment to, or terminated, any material agreement; (h) made a loan or granted any bonus or benefit to any Shareholder or any VideV employee; (i) adopted or executed any Plan (as hereinafter defined); or (j) experienced any other material adverse change in the condition (financial or otherwise), business, or operations of VideV.

       2.08. Title. VideV has good title to all assets reflected in the Financial Statements (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices) and VideV owns such assets free and clear of all liens, liabilities, claims, or encumbrances except (a) statutory liens for taxes that are not yet delinquent and (b) as expressly stated in the Financial Statements. All fixed assets (whether owned or leased by VideV) are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable Laws and there are no known defects therein.

       2.09. Proprietary Rights. VideV owns all of the patents, technology, know-how, processes, trademarks, and copyrights or possesses adequate licenses necessary to conduct its business without conflict with the rights of others (the "Proprietary Rights"). All Proprietary Rights of VideV are listed on Schedule 2.09-a. Except as set forth on Schedule 2.09-b, (a) no third party consent is required for use of the Proprietary Rights by VideV; (b) no third party claim has been asserted relating to the ownership of or the right to use any Proprietary Right or challenging the validity of any license of VideV, and VideV does not know of any basis for any such claim; (c) each of the Proprietary Rights is valid and subsisting, has not been terminated and, if applicable, has been duly issued or filed; and (d) there is no claim or inquiry as to whether any product, activity, or operation of VideV, including but not limited to the Eurocorder technology, infringes upon any Proprietary Right of any third party, and no proceedings are pending or threatened which challenge the rights of VideV with respect thereto.

       2.10. Labor Relations; Plans. There is not, either pending or threatened, against VideV any (a) unfair labor practice complaint or proceeding; (b) discrimination charge, relating to sex, age, race, national origin, handicap, or veteran status; (c) representation question involving an attempt to organize a bargaining unit; (d) labor grievance; or (e) direct or indirect, express or implied, obligation to pay severance pay to any officer or employee of VideV, or any consultant, agent, or other person or entity. VideV does not have any works council. Except as set forth on Schedule 2.10, VideV does not sponsor or maintain and is not a party to, any employee benefit, pension, or profit sharing plan ("Plan"), nor is VideV obligated to create any Plan. The Plans set forth on Schedule 2.10 are in compliance and are fully funded in accordance with the laws of Germany and German GAAP.

       2.11. Litigation. Except as set forth on Schedule 2.11, VideV is not a party to, and the business and assets of VideV are not the subject of, any pending or threatened suit, claim, action, or investigation initiated by or with any person or entity or any administrative, arbitration, or other governmental authority, and VideV does not know of any basis therefor. Neither VideV nor its business, assets, or employees are subject to any continuing court or administrative order, writ, injunction, decree, or settlement agreement restricting VideV's business in any material respect.

       2.12. Contracts. (a) Except as set forth on Schedule 2.12, VideV is not a party to, or bound by, any undischarged, written or oral contract or agreement relating to (i) employment; (ii) consulting; (iii) collective bargaining; (iv) restriction of VideV's right to compete, sell to, or purchase from any other person or entity; (v) any affiliate of VideV, or a person controlled directly or indirectly thereby, for the borrowing or lending of monies, the purchase or sale of goods, or the performance of services; (vi) payment or receipt of license fees or royalties to or from any person or entity; (vii) agency, representation, distribution, or franchise; (viii) service; (ix) guaranty, performance, bid, or completion bond, or surety or indemnification; (x) the purchase, sale, ownership, use, or license of technology; (xi) lease or sublease of real or personal property; (xii) the purchase, sale, margining, or pledge of securities; (xiii) product service or warranty; (xiv) sharing of profits, losses, costs, or liabilities; or (xv) letters of intent or other binding obligations of VideV or the Shareholders to sell VideV, whether by sale of Share Capital of VideV, VideV assets or otherwise (collectively, the "Contracts"). Except as set forth on Schedule 2.12, VideV has not received any complaint or claim under any Contract.
Schedule 2.12 contains a list of all policies of insurance of which VideV is a beneficiary and such policies are in full force and effect. All premiums due thereon have been paid and no notice of cancellation has been received with respect thereto.

                 (b)      Set forth on Schedule 2.12 is a complete list of all
(i) agreements (written or oral) between each Shareholder, any entities owned or controlled by each Shareholder, and/or their family members, on the one hand, and VideV, on the other hand; and (ii) all amounts due and owing thereon.


       2.13. Brokers and Finders. Neither VideV nor the Shareholders have employed any broker or finder or incurred any liability for any fees therefor in connection herewith.

       2.14. Disclosure. Each Shareholder is unaware of any facts, events, or circumstances which have not been disclosed to Ultrak or Holdings which are or may be material to VideV.

       ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF ULTRAK AND HOLDINGS

         Each of Ultrak and Holdings jointly and severally represents and warrants to the Shareholders that the following are true and correct as of the Signing Date and will be true and correct as of the Closing Date:

       3.01. Organization. Each of Holdings and Ultrak is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to own or lease its assets and to carry on its business. Each of Holdings and Ultrak has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

       3.02. Binding Effect; No Violation. This Agreement constitutes a valid and binding agreement of Holdings and Ultrak, enforceable against them in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate or conflict with any document to which Holdings or Ultrak is a party or is bound, or result in the creation of any lien, charge, or encumbrance upon any asset of Holdings or Ultrak; (b) violate or conflict with any law, regulation, permit, authorization, franchise, license, judgment, order, writ, injunction, or decree of any court or governmental authority; or (c) materially and adversely affect the condition (financial or otherwise), business, or operations of Holdings or Ultrak. No authorization, consent, or approval of, or filing with, any governmental authority is necessary for the consummation by Ultrak and Holdings of the transactions contemplated hereby.

       3.03. Capitalization of Ultrak. The authorized capital stock of Ultrak consists of 20,000,000 shares of Ultrak Stock and 2,000,000 shares of Preferred Stock, $5.00 par value per share, of which 195,351 shares have been designated as Series A 12% Cumulative Convertible Preferred Stock ("Series A Preferred Stock"). As of September 30, 1996, there were issued and outstanding approximately 10,623,831 shares of Ultrak Stock and 195,351 shares of Series A Preferred Stock.

       3.04. Consents. Except for the consent of NationsBank of Texas, N.A. ("NationsBank"), the primary lender of Ultrak, no authorization or consent of any governmental authority, lender, lessor, or any other person or entity is required in connection with the execution, delivery, and performance of this Agreement or the agreements contemplated hereby on the part of Ultrak or Holdings.

           ARTICLE IV:  JOINT COVENANTS OF ULTRAK AND THE SHAREHOLDERS

       4.01. Cooperation. Ultrak and each Shareholder will (a) cooperate with one another to determine whether any filings with or authorizations or consents from, any governmental authority or third party, are required prior to the Closing Date in connection with the transactions contemplated in this Agreement and cooperate in making any such filings or obtaining any such consents; (b) keep each other informed in regards to the transactions contemplated by this Agreement; (c) cooperate with one another and expend reasonable amounts in order to remove any impediments to the consummation of the transactions contemplated herein;
(d) take such actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement; and (e) use all reasonable efforts to satisfy all conditions precedent specified in Articles VI and VII herein.

       4.02. Confidentiality. Each of Ultrak and the Shareholders agrees to take all reasonable precautions to keep in strict confidence any information relating to any other party which may be provided to or discovered by it in connection with the consummation of this Agreement and will not disclose such information to anyone other than those people directly involved in the investigations or negotiations pertaining to this Agreement. If the transactions contemplated by this Agreement are not consummated, each of Ultrak and the Shareholders agrees to return or destroy all documents obtained from any other party in connection with its investigations or negotiations of this Agreement and to use all reasonable efforts to maintain the confidentiality of any information obtained thereby.

                   ARTICLE V:  COVENANTS OF THE SHAREHOLDERS

       5.01. Conduct of VideV's Business. Prior to the Closing Date, each Shareholder will cause VideV and VideV Systems to (a) conduct its operations in the ordinary course of business consistent with past practices; (b) not declare or pay any dividends; (c) not adopt any amendments to its Articles of Association; (d) not issue any Share Capital of VideV or VideV Systems; (e) not grant any options, warrants, or other rights to acquire any Share Capital of VideV or VideV Systems; (f) not purchase or redeem any Share Capital of VideV or VideV Systems; (g) not make any loan or advance to any Shareholder or any officer, director, or employee; (h) not increase the compensation of, pay, or accrue any bonus to any employee; and/or (i) not (unless otherwise required by applicable Law) agree to take any action that would make any representation or warranty in Article II hereof untrue or incorrect.

       5.02. Access. Each Shareholder will afford to Ultrak, Holdings, and their representatives full and complete access during normal business hours, throughout the period prior to the Closing Date, to VideV's properties, personnel, contracts, books, records (including but not limited to tax returns), and reports, and will use all reasonable efforts to furnish promptly to Ultrak or Holdings such additional information as to VideV's businesses and properties as Ultrak, Holdings, or their representatives may request.

       5.03. Notice of any Material Change. Each Shareholder, promptly after the first notice or occurrence thereof, but not later than the Closing Date, shall disclose to Holdings on Schedule 5.03 any event or the existence of any state of facts that (a) had such event occurred or such facts existed or been known at the date hereof, would have been required to have been set forth in this Agreement; (b) would make any of the representations and warranties in this Agreement untrue in any material respect; or (c) would otherwise constitute a Material Adverse Effect. No notice hereunder will have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties set forth elsewhere in this Agreement.

                      ARTICLE VI:  CONDITIONS PRECEDENT TO
                       ULTRAK'S AND HOLDINGS' OBLIGATIONS

         The obligations of Ultrak and Holdings to consummate the transactions contemplated by this Agreement will be subject to satisfaction on or before the Closing Date of each of the following conditions:

       6.01. Absence of Litigation. No governmental authority shall have instituted, or threatened in writing to institute, any action or proceeding seeking to enjoin, restrain, or otherwise prohibit the consummation of the transactions contemplated by this Agreement, and no order, judgment, or decree by any court or governmental authority shall be in effect that enjoins, restrains, or prohibits the same or otherwise would materially interfere with the operation of Ultrak, Holdings, or VideV after the Acquisition.

       6.02.    Intentionally omitted.

       6.03. No Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), business, operations, or assets of VideV.

       6.05.    Intentionally Omitted.

       6.04. Board Approval. Ultrak's Board of Directors shall have approved, in its discretion, the Acquisition and the existing terms of this Agreement.

       6.06. Due Diligence. Ultrak or Holdings shall have reviewed all of the assets, liabilities, contracts, books and records, and other properties of VideV that Ultrak or Holdings determines are necessary or appropriate and Ultrak or Holdings shall have determined, in its discretion, that its review of the foregoing is acceptable.

       6.07. Employment Agreement. Wilke shall have executed an Employment Agreement with VideV in the form of Exhibit 6.07.

       6.08. Resignation of Klink. Klink shall have resigned as General Manager of VideV and from all other positions relating to VideV.

       6.09. Termination of Service Agreement. The Service Agreement between VideV and Johnson Consulting GmbH shall have been terminated.

       6.10. NationsBank Approval. NationsBank shall have approved, in writing, the Acquisition.

       6.11. Investment Letter. Wilke shall have executed an Investment Letter in the form of Exhibit 6.11.

       6.12. Financial Adjustments. Each adjustment to VideV's financial statements listed or described on Exhibit 6.12, or resulting from Ultrak's additional due diligence, shall be booked, recorded, and made effective as of December 31, 1996, and not thereafter changed, reversed, or modified in any manner.

       6.13. Restructuring Charges. An analysis of restructuring and related charges to be completed prior to the Closing Date.

       6.14. Proof of Merger. Ultrak or Holdings shall have been provided with the necessary documentation to merge VideV Systems with or into VideV which merger shall be effective on or before January 1, 1997.

       6.15. Proof of Existence. Ultrak or Holdings shall have been provided with a statement from the Trade Register as to the current existence of VideV and VideV Systems.

       6.16. Cancellation of Bonus Agreements. Ultrak or Holdings shall have been provided with proof satisfactory to it of cancellation of the bonus agreements with all VideV employees.

       6.17. Release Agreements. All employees of VideV shall have executed Release Agreements (satisfactory to Ultrak) releasing VideV from any liability or obligation in connection with VideV's employee bonus plan.

                    ARTICLE VII: CONDITIONS PRECEDENT TO THE
                           SHAREHOLDERS' OBLIGATIONS

         The obligations of each Shareholder to consummate the transactions contemplated by this Agreement will be subject to the satisfaction on or before the Closing Date of the following conditions:

       7.01. No Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), business, operations, or assets of Ultrak.

       7.02. Line of Credit. Ultrak shall have extended the Line of Credit to VideV.

                         ARTICLE VIII:  INDEMNIFICATION

       8.01. Indemnification by Shareholders. Each Shareholder covenants and agrees to indemnify Ultrak, Holdings, and VideV against any loss, expense, liability, taxes, VAT, customs, or other damage, including the reasonable costs of investigation, interest, penalties and attorneys' and accountants' fees ("Damages"), actually incurred by Ultrak, Holdings, or VideV in connection with or arising from or attributable to (a) any breach or inaccuracy of any representation or warranty made by any Shareholder herein; (b) any breach or failure of any Shareholder to perform any agreement or covenant herein; (c) any taxes of VideV or VideV Systems relating to periods prior to the Closing Date;
(d) any product liability claim against VideV or VideV Systems relating to periods prior to the Closing Date; (e) any litigation or claim against VideV or VideV Systems relating to periods prior to the Closing Date; (f) any litigation or claim against

VideV, Holdings, or Ultrak relating to the Memorandum of Understanding with Norbain PLC ("Norbain Memorandum"); or (g) the failure of the Shareholders to fully pay in the Share Capital of VideV or VideV Systems. The Shareholders shall not indemnify Holdings for any payment made by Holdings to Wilke pursuant to Section 8.05 of this Agreement.

       8.02. Threshold. No Shareholder shall be required to make any indemnification payment pursuant to Section 8.01 for any Damages until such time as the total amount of all Damages that have been incurred by Ultrak, Holdings, or VideV exceeds US$150,000.00 in the aggregate (the "Threshold").
At such time as the total amount of such Damages exceeds the Threshold, Ultrak, Holdings, or VideV shall be entitled to be indemnified against the full amount of such Damages exceeding the Threshold. The Threshold amount shall not apply with respect to claims regarding title to the Share Capital. As to financial statement liabilities, accruals, and reserves, the breach or inaccuracy of representations and warranties with respect thereto shall be determined with reference to the Financial Statements as adjusted pursuant to Section 6.12.

       8.03. Expiration of Indemnity; Fraud. Ultrak, Holdings, or VideV may not make a claim for indemnification for Damages after the expiration of three (3) years from the Closing Date. Notwithstanding any provision in this Agreement to the contrary, the liability of any Shareholder for fraudulent conduct shall be subject only to applicable statutes of limitations.

       8.04. Survival of Representations; Warranties. No disclosure by any Shareholder nor any investigation by or on behalf of Ultrak or Holdings with respect to VideV or VideV Systems shall be deemed to affect Ultrak's or Holding's reliance on the representations, warranties, covenants, or agreements contained herein or to waive Ultrak's or Holding's rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant, or agreement of the Shareholders. The indemnity obligations of each Shareholder under this Article VIII (and the representations, warranties, covenants, and agreements of each Shareholder) shall survive the Closing until the expiration of the period set forth in
Section 8.03.

       8.05. Indemnification by Holdings. Holdings covenants and agrees to indemnify the Shareholders against one-half of any amount actually paid by the Shareholders to Norbain PLC pursuant to Section 14 of the Norbain Memorandum up to a maximum aggregate payment by Holdings of L75,000. The Shareholders acknowledge and agree that they are indemnifying VideV, Holdings, and Ultrak to the extent VideV, Holdings, or Ultrak is liable to Norbain PLC pursuant to the Norbain Memorandum.

                              ARTICLE IX: REMEDIES

       9.01. Equitable Remedies. The parties hereto acknowledge that a refusal by a party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that refused to consummate the transactions contemplated hereby.

       9.02. Remedies of VideV. After the Closing, VideV shall have the same rights and benefits under this Agreement as does Ultrak or Holdings with respect to the representations, warranties, and covenants of each Shareholder contained herein, as fully as if such representations, warranties, and covenants had been made to or with VideV in lieu or in place of Ultrak or Holdings. In any proceeding by VideV to assert or prosecute any claims under, or to otherwise enforce, this Agreement, each Shareholder agrees that he shall not assert as a defense or bar to recovery by VideV, Ultrak, or Holdings and hereby waive any right to so assert such defense or bar such recovery, that (a) prior to the Closing, VideV or VideV Systems shall have had knowledge of the circumstances giving rise to the claim being pursued by it, Ultrak, or Holdings; (b) prior to the Closing, VideV or VideV Systems engaged in conduct or took action that caused or brought about the circumstances giving rise to its, Ultrak's, or Holdings' claim, or otherwise contributed thereto; (c) VideV is estopped from asserting or recovering upon its claim by reason of having joined in the representations, warranties, and covenants made by any Shareholder in this Agreement; or (d) any Shareholder has a right of contribution from VideV to the extent that there is any recovery against him.

       9.03. ARBITRATION. THE PARTIES AGREE TO ARBITRATE ANY DISPUTE OR CLAIM RELATING TO THIS AGREEMENT IN ACCORDANCE WITH THE ARBITRATION AGREEMENT ATTACHED AS EXHIBIT 9.03.

                           ARTICLE X:  MISCELLANEOUS

       10.01. GOVERNING LAW. THE INTERNAL LAWS (AND NOT THE CONFLICTS OF LAWS RULES) OF TEXAS SHALL GOVERN THIS AGREEMENT. THE LAWS OF GERMANY SHALL APPLY TO THE OPERATION OF VIDEV. THE UNITED NATION'S CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT.

       10.02. Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

       10.03. Notices. All notices hereunder will be in writing and will be deemed given if delivered personally or by delivery service or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth opposite each party's name on the signature page hereof (or at such other address for a party as will be specified by like notice) and will be deemed given on the date on which so delivered or on the third business day following the date on which so mailed to the address set forth opposite the name of such party on the signature page hereof.

       10.04. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such provision was never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

       10.05. Miscellaneous. This Agreement may be modified only by a writing signed by all parties hereto. This Agreement may be executed in counterparts. Faxed copies of manually executed signature pages to this Agreement will be fully binding and enforceable without the need for delivery of the manually executed signature page. This Agreement shall not be assignable and any attempted assignment of this Agreement shall be void. This Agreement and the Schedules, Exhibits, and documents attached hereto constitute the entire agreement, and supersede all other prior agreements, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including but not limited to the Promise to Buy and Promise to Sell between Ultrak and VideV. All Schedules, Exhibits, documents, and agreements referred to herein or attached hereto are incorporated by reference herein.
The headings are for reference purposes only and do not affect in any way the meaning or interpretation hereof. Use of "herein," "hereof," "hereby," or similar terms refer to this Agreement as a whole. The reference to any gender shall be construed to include the masculine, feminine, and neuter.

                       [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


Addresses:                                 ULTRAK, INC.

1220 Champion Circle, Suite 100
Carrollton, Texas  75006                   By:
Attn:  Chief Financial Officer                --------------------------------
                                              Gary Woods, Authorized Signatory


                                           ULTRAK HOLDINGS LIMITED

1220 Champion Circle, Suite 100
Carrollton, Texas  75006                   By:
Attn:  Chief Financial Officer                --------------------------------
                                              Gary Woods, Authorized Signatory


Grobenbaumer Weg 10
D-4000 Dusseldorf                          ----------------------------------
Dusseldorf, Germany                        HEINZ-JOACHIM WILKE


Grobenbaumer Weg 10
D-4000 Dusseldorf                          ----------------------------------
Dusseldorf, Germany                        DORIS WILKE, By Heinz-Joachim Wilke,
                                                   Attorney-in-Fact


Tiergartenstr. 47
40237 Dusseldorf                           ----------------------------------
Dusseldorf, Germany                        WERNER KLINK



Tiergartenstr. 47
40237 Dusseldorf                           -----------------------------------
Dusseldorf, Germany                        RUTH KLINK, By Werner Klink
                                                   Attorney-in-Fact


Tiergartenstr. 47
40237 Dusseldorf                           -----------------------------------
Dusseldorf, Germany                        MAXIMILIAN KLINK, By Werner Klink
                                                   Attorney-in-Fact

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

Tiergartenstr. 47
40237 Dusseldorf                           -----------------------------------
Dusseldorf, Germany                        CAROLINE KLINK, By Werner Klink
                                                   Attorney-in Fact


Rosenbergstr. 20
CH - 6300 Zug                              -----------------------------------
                                           DR. PETER HESS, Trustee for Wilke